DEPOSIT AND DISBURSEMENT AGREEMENT

                                     among

                           WILMINGTON TRUST COMPANY,
                              as Collateral Agent

                                      and

                           WILMINGTON TRUST COMPANY,
                             as Disbursement Agent

                                      and

                     DRAVO BLACK RIVER LIMITED PARTNERSHIP

                          Dated as of August 1, 1994



                                   REGARDING
                         BLACK RIVER FACILITY PROJECT
                              CARNTOWN, KENTUCKY
                        TABLE OF CONTENTS


                                                                          Page


1.    APPOINTMENT OF DISBURSEMENT AGENT; ESTABLISHMENT OF THE
      ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.1   Acceptance of Appointment of Disbursement Agent. . . . . . . .   1
      1.2   Creation of the Accounts . . . . . . . . . . . . . . . . . . .   2
      1.3   Security Interests . . . . . . . . . . . . . . . . . . . . . .   2

2.    DEPOSITS INTO AND DISBURSEMENTS FROM ACCOUNTS. . . . . . . . . . . .   3
      2.1   Construction Account.. . . . . . . . . . . . . . . . . . . . .   3
      2.2   Project Revenue Account. . . . . . . . . . . . . . . . . . . .   4
      2.3   Debt Service Reserve . . . . . . . . . . . . . . . . . . . . .   6
      2.4   Additional Reserve . . . . . . . . . . . . . . . . . . . . . .   8
      2.5   Default Reserve. . . . . . . . . . . . . . . . . . . . . . . .  10
      2.6   Casualty Account . . . . . . . . . . . . . . . . . . . . . . .  11
      2.7   Construction Completion Account. . . . . . . . . . . . . . . .  12
      2.8   Windup Account . . . . . . . . . . . . . . . . . . . . . . . .  12
      2.9   Cure Rights. . . . . . . . . . . . . . . . . . . . . . . . . .  14
      2.10  Permitted Investments. . . . . . . . . . . . . . . . . . . . .  14

3.    THE DISBURSEMENT AGENT . . . . . . . . . . . . . . . . . . . . . . .  14
      3.1   Appointment of Disbursement Agent; Powers and Immunities . . .  14
      3.2   Reliance by Disbursement Agent . . . . . . . . . . . . . . . .  16
      3.3   Court Orders . . . . . . . . . . . . . . . . . . . . . . . . .  16
      3.4   Resignation or Removal of Disbursement Agent . . . . . . . . .  16

4.    EXPENSES AND FEES. . . . . . . . . . . . . . . . . . . . . . . . . .  17
      4.1   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
      4.2   Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

5.    DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

6.    MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
      6.1   Delivery of Budget . . . . . . . . . . . . . . . . . . . . . .  18
      6.2   Action by Disbursement Agent . . . . . . . . . . . . . . . . .  18
      6.3   Books of Account; Statements.. . . . . . . . . . . . . . . . .  19
      6.4   Amendments; Etc. . . . . . . . . . . . . . . . . . . . . . . .  19
      6.5   Addresses for Notices. . . . . . . . . . . . . . . . . . . . .  19
      6.6   Governing Law; Terms . . . . . . . . . . . . . . . . . . . . .  19
      6.7   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
      6.8   Limited Third Party Beneficiaries. . . . . . . . . . . . . . .  20
      6.9   Satisfaction Requirement . . . . . . . . . . . . . . . . . . .  20
      6.10  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . .  20
      6.11  Severability . . . . . . . . . . . . . . . . . . . . . . . . .  20
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      6.12  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  20
      6.13  Successors and Assigns . . . . . . . . . . . . . . . . . . . .  20
      6.14  Amounts Available. . . . . . . . . . . . . . . . . . . . . . .  20
      6.15  Change of Accounts . . . . . . . . . . . . . . . . . . . . . .  21

Schedule I  -     Account Numbers
Schedule II -     Term Note Amortization Schedule
Schedule III      -     Payments to the Holders

Exhibit A   -     Certificate pursuant to Section 2.2(b)(i)
Exhibit B   -     Certificate pursuant to Section 2.2(b)(ii)(A)(1)
Exhibit C   -     Certificate pursuant to Section 2.2(b)(ii)(A)(2)
Exhibit D   -     Certificate pursuant to Section 2.2(b)(ii)(A)(3)
Exhibit E   -     Certificate pursuant to Section 2.3(a)(ii)
Exhibit F   -     Certificate pursuant to Section 2.3(b)(i)
Exhibit G   -     Certificate pursuant to Section 2.3(b)(iii)
Exhibit H   -     Certificate pursuant to Section 2.4(a)
Exhibit I   -     Certificate pursuant to Section 2.4(b)(ii)
Exhibit J   -     Certificate pursuant to Section 2.6(b)(i)
Exhibit K   -     Certificate pursuant to Section 2.7(b)
Exhibit L   -     Certificate pursuant to Section 2.8(b)
                                         -ii-
                      DEPOSIT AND DISBURSEMENT AGREEMENT

            DEPOSIT AND DISBURSEMENT AGREEMENT, dated as of August 1, 1994, between WILMINGTON TRUST COMPANY, as Disbursement Agent and as Collateral Agent and DRAVO BLACK RIVER LIMITED PARTNERSHIP (the "SPV").

                             W I T N E S S E T H:

      WHEREAS, for purposes of this Agreement capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in Annex A to the Note Purchase Agreement; the rules of usage set forth in said Annex A shall apply to this Agreement; and

      WHEREAS, in order to finance the acquisition, construction and equipping of the Project and certain related expenditures, the SPV, among other things, has entered into the Note Purchase Agreement pursuant to which the Lender shall purchase the Notes; and

      WHEREAS, the Lender and any other holder or holders of any of the Notes from time to time shall be referred to herein individually as a "Holder" and collectively as the "Holders"; and

      WHEREAS, the Disbursement Agent is willing to act as Disbursement Agent hereunder and to hold and disburse the funds deposited hereunder in accordance with the terms of this Agreement; and

      WHEREAS, pursuant to the SPV Security Agreement, the SPV has, among other things, pledged its interest in the Accounts created hereunder to the Collateral Agent as security for the Secured Obligations; and

      WHEREAS, the Lender, the Collateral Agent and the SPV desire to appoint the Disbursement Agent to administer the Accounts established hereunder and to receive, deposit and disburse all Project Revenues, all on the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the premises and in order to induce the Lender to purchase the Notes pursuant to the Note Purchase Agreement and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.    APPOINTMENT OF DISBURSEMENT AGENT; ESTABLISHMENT OF THE ACCOUNTS

      1.1   Acceptance of Appointment of Disbursement Agent.

            (a) Acceptance of Appointment. The Disbursement Agent is hereby appointed and agrees to act as the Disbursement Agent for all Project Revenues and all other revenues, receipts, monies, proceeds and other sums derived in any manner from or constituting the Collateral. The Disbursement Agent shall hold and safeguard each Account during the term of this Agreement and shall treat the cash, instruments and securities in such Account as SPV Collateral.
                                      -1-

      (b)   No SPV Rights.    Neither the SPV nor any Affiliate thereof
shall have any rights against the Disbursement Agent (other than rights which may arise as a result of the Disbursement Agent's gross negligence or wilful misconduct), as a third party beneficiary or otherwise, including, without limitation, any right to direct the Disbursement Agent to distribute or allocate any funds in the Accounts. Any withdrawal, transfer or investment made or caused to be made in accordance with the provisions hereof is expressly understood to be made with the permission of the parties hereto. In performing its functions and duties under this Agreement, the Disbursement Agent shall act solely as agent for the Collateral Agent and does not assume and shall not be deemed to have assumed any obligation toward, or relationship of agency or trust with or for, the SPV or any of its Affiliates.

      1.2   Creation of the Accounts.

            (a)   Accounts.   The Disbursement Agent hereby establishes
      the following special, segregated and irrevocable cash collateral accounts which shall be maintained at all times until the termination of this Agreement:

            (i)   Construction Account,

            (ii)  Project Revenue Account,
            (iii) Debt Service Reserve,

            (iv)  Additional Reserve,

            (v)   Default Reserve,
            (vi)  Casualty Account,
            (vii) Construction Completion Account, and
            (viii)Windup Account.
            The account number for each Account is set forth on Schedule I hereto. All amounts from time to time in any Account shall be held in the name of the Disbursement Agent for the benefit of the Collateral Agent. All amounts at any time in any of the Accounts shall constitute a part of the SPV Collateral and shall not constitute payment of any obligation owing to the Holders until applied as hereinafter provided.

            (b)   Bailment.   The Collateral Agent hereby appoints the
      Disbursement Agent as its bailee of the SPV Collateral held by the Disbursement Agent hereunder, subject to the terms and conditions of this Agreement.

      1.3   Security Interests; Revenues; Miscellaneous.

            (a)   Security Interests in Project Revenues.   Each of the
      parties (but in the case of the Disbursement Agent, solely in reliance upon the acknowledgment of the other
                                      -2-
      parties, without independent knowledge or investigation) hereby acknowledges that (i) the SPV has assigned the SPV Collateral (including the Accounts) to the Collateral Agent pursuant to the SPV Security Agreement and the other Transaction Documents. It is pursuant to the Collateral Agent's rights as holder of a security interest in the SPV Collateral that the Collateral Agent has the right to appoint a Disbursement Agent hereunder and otherwise has rights under this Agreement.

            (b) Direct Deposit of Project Revenues And Other Amounts. Subject to Section 2.8, the SPV agrees to arrange, and hereby confirms that it has arranged, for the direct payment to the Disbursement Agent (for the benefit of the Collateral Agent) of all Project Revenues. The SPV hereby agrees that all Project Revenues shall be deposited in the Project Revenue Account. To the extent any Project Revenues or other amounts (except the amounts specified in clauses (i) through (iii) of the definition of Project Revenues in Annex A to the Note Purchase Agreement) are at any time received by the SPV, the SPV will hold all Project Revenues and other such amounts (including all Substitute OPCO Revenues (as defined in
      Section 2.3(c) hereof)) in trust for the benefit of the Collateral Agent and will pay Project Revenues and other such amounts to the Disbursement Agent for deposit into the Project Revenue Account on the Business Day following receipt thereof (duly endorsed, if necessary, to the Disbursement Agent). Without limiting the generality of the foregoing, the SPV has instructed OPCO and any other Person to which it sells lime or any other commodity, or to which it provides any other services, to pay directly to the Disbursement Agent for deposit in the Project Revenue Account all amounts payable under the OPCO Agreement or otherwise and, with respect to other such Persons, the related agreement.

            (c)   UCC Filings.      The Disbursement Agent shall take such
      action as may be requested by the SPV or the Collateral Agent in order to comply with the provisions of the Uniform Commercial Code (as in effect in any applicable jurisdiction) governing the establishment, preservation, protection or perfection of security interests in the Accounts.

2.    DEPOSITS INTO AND DISBURSEMENTS FROM ACCOUNTS

            The SPV hereby authorizes the Disbursement Agent to make the following deposits and withdrawals with respect to the Accounts. All obligations with regard to deposits and disbursements set forth in any provision of this Section are subject to the wind-up provisions set forth in Section 2.8 and the cure rights set forth in Section 2.9.


      2.1   Construction Account.

            (a)   Deposits.   The Disbursement Agent shall deposit into the
      Construction Account (i) all amounts advanced by the Lender pursuant to the Note Purchase Agreement and transferred by the Lender to the Disbursement Agent for deposit into the Construction Account and (ii) all amounts contributed by Lime, through the Partners, pursuant to
      Section 3.15 of the Lime Security Agreement and transferred by Lime to the Disbursement Agent for deposit into the Construction Account.
                                      -3-
            (b) Disbursements. The Disbursement Agent shall disburse funds in the Construction Account, within one Business Day of its receipt of such funds, to the Persons and in the amounts set forth in the Approved Draw Request pursuant to which such funds were advanced by the Lender. In addition, on the Conversion Date, after giving effect to the Advance, if any, to be made on such date pursuant to the Note Purchase Agreement, and upon (i) the purchase of the Term Notes by the Lender on such date and (ii) the disbursement of funds, if any, into the Construction Completion Account and the Debt Service Reserve in compliance with Section 8.19 of the Note Purchase Agreement, the Disbursement Agent shall disburse to the SPV all moneys on deposit in the Construction Account up to, but not in excess of, Five Million Three Hundred Thousand Dollars ($5,300,000).


      2.2   Project Revenue Account.

            (a) Deposits. The Disbursement Agent shall deposit in the Project Revenue Account all moneys required to be deposited into the Project Revenue Account from any other Account pursuant to the provisions hereof or any other Transaction Document, and all Project Revenues and other amounts required to be deposited into the Project Revenue Account by Section 1.3(b) hereof, including, without limitation:

                  (i) all payments received from the Operator and the Owner under the MCFA; and

                  (ii) all payments received from OPCO or any other Person for goods or services supplied by the Project.


      If the conditions for disbursement from any Account to the Project Revenue Account have been satisfied on any Debt Payment Date (whether due to an overfunding of such Account or otherwise), the amount to be disbursed from the Project Revenue Account on such date shall include the amount to be disbursed from such other Account to the Project Revenue Account on such date.

            (b)   Disbursements.

                  (i) If, prior to the Conversion Date, funds are deposited into the Project Revenue Account in respect of sales of processed lime other than Substitute OPCO Revenues, the Disbursement Agent shall disburse from the Project Revenue Account to the Operator so long as the Operator is not in default of its obligations under the MCFA (or if any such default exists, the grace period, if any, in respect thereof has not expired (it being understood that "grace period" does not include any cure period referred to in Section 6 of the Intercreditor Agreement)), the Operation and Maintenance Costs attributable to such sales of lime as determined in accordance with the methodology to be observed in determining Operation and Maintenance Costs under Project Budgets, as specified in a certificate (in the form of Exhibit A hereto) executed by Lime and delivered by the SPV to the
                                      -4-
            Disbursement Agent and the Lender at least 5 days before such disbursement is to be made.

                  (ii) From and after the Conversion Date, the Disbursement Agent shall disburse from the Project Revenue Account, in the following order of priority, on each Debt Payment Date (except with respect to subclause (A) below in which event disbursements shall be made as therein provided), so that, if there shall be insufficient funds in the Project Revenue Account to make all payments then due, no payment set forth below shall be made until all amounts owing in respect of all payments then due with a higher priority shall have been paid in full:

                        (A)   First,

                              (1) on the first Business Day of each month, to the Disbursement Agent and the Collateral Agent, all amounts due and owing in respect of fees and expenses of the Disbursement Agent and the Collateral Agent, as specified in a certificate (in the form of Exhibit B hereto) executed by the Disbursement Agent or the Collateral Agent, as the case may be, delivered to the Disbursement Agent and the Lender at least 5 days before such Business Day;

                              (2)   on Thursday of each week, to the
                        Operator an amount due in respect of the Operator's payroll for the preceding week as specified in a certificate (in the form of Exhibit C hereto) executed by the Operator and delivered to the Disbursement Agent at least 2 Business Days prior to such date;

                              (3) on the first and fifteenth days of each month, to Lime so long as Lime is not in default of its obligations under the MCFA (or if any such default exists, the grace period, if any, in respect thereof has not expired (it being understood that "grace period" does not include any cure period referred to in Section 6 of the Intercreditor Agreement)), the amount due and owing under the MCFA including, without limitation, Operation and Maintenance Costs and the costs of lime production at the Maysville Facility and the Black River Facility payable by the SPV pursuant to Section 3.4 of the MCFA and not required to be disbursed pursuant to Section 2.3(b)(i) hereof, as specified in a certificate (in the form of Exhibit D hereto) executed by Lime and delivered by the SPV to the Disbursement Agent and the Lender at least 5 days before such date; and

                              (4) if the amounts on deposit in the Project Revenue Account are insufficient to pay all such fees and expenses, on any date, then ratably to the Persons owed such amounts in accordance with the respective amounts owing to each on such date;
                                      -5-
                  provided that no such payment shall be made pursuant to this subclause (A) in respect of any expenditure if such expenditure would violate any provision of Section 1.4(c) of the MCFA.

                        (B) Second, to the account specified in Schedule III hereto in partial satisfaction of the SPV's obligation to pay Debt Service an amount equal to the sum of (1) the Debt Service Payment then due and payable, plus (2) the aggregate amount, if any, of all prior Debt Service that remains unpaid on such Debt Payment Date (together with interest on such unpaid amount at the Late Payment Rate);

                        (C) Third, to the Debt Service Reserve, all remaining amounts in the Project Revenue Account until no further deposits are required to be made into the Debt Service Reserve, as set forth in Section 2.3(a);

                        (D) Fourth, to the Additional Reserve, the amount, if any, required to be deposited therein pursuant to
                  Section 2.4(a);

                        (E) Fifth, to the Default Reserve, the amount, if any, required to be deposited therein pursuant to Section 2.5(a);

                        (F) Sixth, to Lime, all amounts remaining after the payments required by the foregoing clauses (A) to (E), inclusive.

      2.3   Debt Service Reserve.

            (a)   Deposits.   The Disbursement Agent shall deposit into the
      Debt Service Reserve the following amounts:

                  (i) prior to the Conversion Date, all Substitute OPCO Revenues which may at any time have been paid to the Project Revenue Account, immediately upon the receipt thereof,

                  (ii)  on the Conversion Date, such amounts, if any, as are
            (x) borrowed on the Conversion Date by the SPV pursuant to
            Section 1.4 of the Note Purchase Agreement and paid to the Disbursement Agent in respect of the Required Reserve Payment as specified in a certificate (in the form of Exhibit E hereto) delivered to the Disbursement Agent by the SPV and (y) payable by Lime pursuant to Section 3.15 of the Lime Security Agreement, and

                  (iii) from and after the Conversion Date, 100% of Excess
            Cash Flow from the Project Revenue Account,

      until the aggregate amount on deposit in the Debt Service Reserve shall equal One Year's Debt Service.

            (b)   Disbursements.
                                      -6-
                  (i)   Prior to the Conversion Date, the Disbursement
            Agent shall disburse from the Debt Service Reserve on the first and fifteenth days of each month, to Lime so long as Lime is not in default of its obligations under the MCFA (or if any such default exists, the grace period, if any, in respect thereof has not expired (it being understood that "grace period" does not include any cure period referred to in Section 6 of the Intercreditor Agreement)), the amount due and owing to Lime under Section 3.4 of the MCFA, as specified in a certificate (in the form of Exhibit F hereto) executed by Lime and delivered by the SPV to the Disbursement Agent and the Lender at least 5 days before such date.

                  (ii) The Disbursement Agent shall disburse funds from the Debt Service Reserve to the Lender on each Debt Payment
            Date if the amount available for disbursement on such date from the Project Revenue Account for the payment of Debt
            Service due on or prior to such date shall be less than the amount of such Debt Service (the amount of such shortfall being referred to herein as the "Debt Service Shortfall"). The amount of such disbursement shall be equal to the lesser of (x) the Debt Service Shortfall minus any amount applied to the Debt Service Shortfall from the Additional Reserve and (y) the amount on deposit in the Debt Service Reserve.

                  (iii) Upon receipt of a certificate (in the form of Exhibit
            G hereto) executed by the SPV and the Collateral Agent in respect of an overfunding of the Debt Service Reserve, the Disbursement Agent shall disburse funds from the Debt Service Reserve to the Project Revenue Account on each Debt Payment
            Date to the extent that the aggregate amount on deposit in the Debt Service Reserve shall exceed One Year's Debt Service (whether by reason of interest and other sums earned in respect of the Debt Service Reserve or otherwise), as specified in such certificate. The Collateral Agent shall be obligated to deliver such a certificate to the Disbursement Agent after it has received evidence satisfactory to it from the SPV that any such excess shall exist.

            (c)   Definitions.      As used in this Agreement, the following
      terms shall have the following meanings:

                  (i) "Excess Cash Flow" means, as of any date of determination and for any period, the amount by which

                        (A) the aggregate amount of all Project Revenues in
                  respect of such period paid on or prior to the date of determination, exceeds

                        (B) the aggregate amount of disbursements required
                  to be made by the Disbursement Agent during such period (whether or not actually made) pursuant to subclauses (1) through (4), inclusive, of Section 2.2(b)(ii)(A) and pursuant to Section 2.2(b)(ii)(B).

                  (ii) "One Year's Debt Service" means, the largest aggregate amount of principal and interest scheduled to be paid in respect of the Notes during any
                                      -7-
            period of twelve consecutive months ending on or prior to the maturity of the Term Notes, in each case as determined by reference to Schedule II hereto.

                  (iii) "Substitute OPCO Revenues" means all amounts
            payable by OPCO under the OPCO Agreement in respect of lime which was not processed by the Project.

      2.4   Additional Reserve.

            (a)   Deposits.   If, either

                  (i)   on any Debt Payment Date, the Debt Service
            Coverage Ratio for the Interim Period most recently ended as of such date was equal to or less than 1.30 to 1, or

                  (ii) on any Debt Payment Date, the Projected Debt Service Coverage Ratio for each of the two consecutive Interim Periods immediately following such most recently ended Interim Period is equal to or less than 1.30 to 1, then, on such Debt Payment Date and on each Debt Payment Date thereafter, upon receipt of a certificate (in the form of Exhibit H hereto) (an "Additional Reserve Certificate") executed by the Collateral Agent in respect of such conditions, the Disbursement
      Agent shall disburse 100% of Excess Cash Flow, net of any deposits required to be made into the Debt Service Reserve pursuant to
      Section 2.3(a), from the Project Revenue Account and deposit such sum into the Additional Reserve until the Debt Payment Date on which both
      (x) the Debt Service Coverage Ratio for each of the two then most recently ended Interim Periods, and (y) the Projected Debt Service Coverage Ratio for each of the two consecutive Interim Periods immediately following the then most recently ended Interim Period, shall be equal to or greater than 1.40 to 1. Effective as of the Debt Payment Date on which both of the conditions set forth in the foregoing subclauses (x) and (y) shall be satisfied, but only upon its receipt of an Additional Reserve Certificate executed by the Collateral Agent in respect of such conditions, the Disbursement
      Agent shall make no further such disbursements from the Project
      Revenue Account pursuant to this Section 2.4(a) but all Excess Cash
      Flow theretofore deposited into the Additional Reserve pursuant to this Section 2.4(a) shall remain on deposit therein (subject to disbursement as provided herein); provided, however, that, at such time as either of the conditions set forth in the foregoing clauses (i) and (ii) shall again be satisfied, and upon its receipt of an appropriate Additional Reserve Certificate, the Disbursement Agent shall again make the deposits provided for in the first sentence of this Section 2.4(a). The Collateral Agent shall be obligated to deliver an appropriate Additional Reserve Certificate to the Disbursement
      Agent if, after either of the conditions set forth in the foregoing clauses (i) and (ii) have occurred, it shall have received evidence satisfactory to it from the SPV that both of the conditions set forth in the foregoing clauses (x) and (y) have been satisfied.

            (b)   Disbursements.

                  (i) The Disbursement Agent shall disburse funds from the Additional Reserve to the Lender on any Debt Payment Date if there shall be a Debt Service
                                      -8-
            Shortfall on such date. The amount of such disbursement shall be equal to the lesser of (A) the Debt Service Shortfall for such date and (B) the amount on deposit in the Additional Reserve.

                  (ii)  If, on any Debt Payment Date,

                        (A) the Debt Service Coverage Ratio for each of the two then most recently ended Interim Periods was equal to or greater than 1.50 to 1 and

                        (B) the Projected Debt Service Coverage Ratio for each of the two consecutive Interim Periods immediately following the then most recently ended Interim Period is equal to or greater than 1.50 to 1, the Disbursement Agent shall, upon receipt of a certificate (in the form of Exhibit I hereto) (an "Additional Reserve Disbursement Certificate") executed by the SPV and the Collateral Agent in respect of such conditions, disburse all amounts on deposit in the Additional Reserve and deposit such funds into the Project Revenue Account for disbursement as provided in Section 2.2. The Collateral Agent shall be obligated to deliver an Additional Reserve Disbursement Certificate to the Disbursement Agent after it shall have received evidence satisfactory to it from the SPV that the conditions set forth in the foregoing clauses (A) and (B) have been satisfied.

                  (iii) As used in this Section 2.4, the following terms
            shall have the following meanings:

                        (A) "Projected Debt Service Coverage Ratio" means, for any period, the ratio of

                              (1) the amount of all Project Revenues
                        projected to be paid during such period minus the aggregate amount of disbursements projected to be made by the Disbursement Agent during such period pursuant to subclause (A) of Section 2.2(b)(ii), to

                              (2) the aggregate amount of disbursements
                        projected to be made by the Disbursement Agent during such period in respect of payments pursuant to subclause (B) of Section 2.2(b)(ii),

                  in each case as set forth in the Project Budget (or the Extended Project Budget if applicable) delivered to the Disbursement Agent and the Collateral Agent in respect of such period.

                        (B) "Debt Service Coverage Ratio" means, as of any date of determination and for any period, the ratio of

                              (1) the amount of all Project Revenues in
                        respect of such period paid on or prior to the date of determination, minus the
                                      -9-
                        disbursements required to be made by the Disbursement Agent during such period (whether or not actually made) pursuant to subclause (A) of
                        Section 2.2(b)(ii), to

                              (2) the aggregate amount of disbursements
                        required to be made by the Disbursement Agent during such period in respect of payments (whether or not actually made) pursuant to subclause (B) of
                        Section 2.2(b)(ii).

      2.5   Default Reserve.

            (a)   Deposits.   On any Debt Payment Date when an Event of
      Default exists, unless otherwise instructed by the Collateral Agent, and so long as no deposits are required to be made into the Additional Reserve on such date pursuant to Section 2.4(a) (it being understood that no deposit shall be made into the Default Reserve at any time if a deposit is required to be made into the Additional Reserve at such time), the Disbursement Agent shall disburse 100% of Excess Cash
      Flow, net of any deposits required to be made into the Debt Service Reserve pursuant to Section 2.3(a), from the Project Revenue Account and deposit such amount into the Default Reserve; provided, however, that if,

                  (i) (A) on the immediately preceding Debt Payment Date one or more Dravo-Related Defaults existed and no other Event of Default existed, and (B) the Disbursement Agent made the disbursement and deposit in respect thereof, as contemplated by this Section 2.5(a), and

                  (ii) on such then current Debt Payment Date, the only Event of Default in existence is the Dravo-Related Default or Dravo-Related Defaults that were in existence on such immediately preceding Debt Payment Date, then no such disbursement and deposit shall be made on such then current Debt Payment Date. All amounts deposited into the Default Reserve at any time when an Event of Default, other than a Dravo-Related Default, exists shall remain on deposit in the Default Reserve, regardless of whether such Event of Default shall thereafter be cured or otherwise cease to exist, and regardless of whether a Dravo-Related Default existed at the same time as such Event of Default.

            (b)   Disbursements.    All amounts deposited into the Default
      Reserve at any time when the only Event of Default which exists is a Dravo-Related Default shall remain on deposit in the Default Reserve until the first Debt Payment Date on which no Event of Default shall exist, at which time such amounts shall be disbursed from the Default Reserve and deposited into the Project Revenue Account for disbursement as provided in Section 2.3(b).

            (c) Knowledge of Defaults. The Disbursement Agent shall not be deemed to have knowledge of an Event of Default unless and until it shall have received notice thereof from the SPV, the Lender or the Collateral Agent, and shall assume that no Event of Default exists except Events of Default in respect of which it shall have received such
                                      -10-
      notice. The Disbursement Agent shall assume that each Event of Default of which it has received notice is continuing until such time as it shall receive notice from the Lender or the Collateral Agent that such Event of Default has been cured. The Collateral Agent shall be obligated to deliver such notice to the Disbursement Agent promptly after it receives notice from the Holders that any Event of Default has been cured.

      2.6   Casualty Account.

            (a)   Deposits.   Each party hereto acknowledges and agrees
      that if it shall receive any proceeds (other than proceeds of any business interruption policy) in respect of a Loss Event
      (collectively, "Casualty Proceeds") which is a Partial Loss, such party shall promptly remit such Casualty Proceeds (less the actual costs, fees, and expenses incurred in the collection thereof as certified in a certificate executed by the SPV or Lime) to the Disbursement Agent for deposit into the Casualty Account, together with a certificate stating the source of the Casualty Proceeds, a detailed description of the Partial Loss giving rise to such party's receipt thereof, and instructions to deposit such Casualty Proceeds into the Casualty Account. Until such time that such party shall remit such Casualty Proceeds to the Disbursement Agent, it shall hold such proceeds in trust for the benefit of the Disbursement Agent for application as provided herein.

            (b)   Disbursements.

                  (i) If (A) the aggregate Casualty Proceeds received by the Disbursement Agent in respect of any single Partial Loss shall not exceed Five Hundred Thousand Dollars ($500,000), (B) the SPV shall, at least ten days prior to any disbursement pursuant to this Section 2.6(b), deliver to the Disbursement Agent and the Lender a certificate (in the form of Exhibit J) setting forth, inter alia, a detailed description of the repairs to be effected with such Casualty Proceeds, a certification that the sum of (x) the amount of such Casualty Proceeds, plus
            (y) the applicable deductibles and self-insured amounts under the SPV's insurance policies, is not less than the amount of such repairs and an undertaking to complete such repairs, and
            (C) no Event of Default shall exist at the time of proposed disbursement, the Disbursement Agent shall disburse such Casualty Proceeds to (or at the direction of) the SPV in the amounts specified in such certificate.

                  (ii) If the aggregate Casualty Proceeds received by the Disbursement Agent in respect of any single Partial Loss shall exceed Five Hundred Thousand Dollars ($500,000) and no Event of Default shall exist, the Disbursement Agent shall disburse such proceeds to the SPV from time to time, in each case upon presentation to the Disbursement Agent of a request therefor, approved by the Independent Engineer: (A) specifying the amount so to be disbursed, (B) annexing invoices (not previously used as a basis for any disbursement of funds pursuant to this
            Section 2.6(b)(ii)) demonstrating expenditures made or to be made by the SPV upon receipt of such funds for repair and/or replacement of the Project and (C) certifying that (i) such repair and/or replacement is technically feasible for a cost not in excess of the sum of (x) the amount of available Casualty Proceeds plus (y) the applicable deductibles and self-insured amounts under the
                                      -11-
            SPV's insurance policies, and (2) such repair and/or restoration is proceeding in compliance with the SPV's obligations under
            Section 11.2 of the Note Purchase Agreement and the other Transaction Documents.

            (c) Knowledge of Defaults. The Disbursement Agent shall determine the existence or non-existence of an Event of Default in the manner provided in Section 2.5(c).

      2.7   Construction Completion Account.

            (a)   Deposits.   On the Conversion Date, the SPV, pursuant to
      Section 8.19 of the Note Purchase Agreement, shall deposit into the Construction Completion Account an amount equal to 100% of the aggregate cost of completing the Punch List Items.

            (b)   Disbursements.    From time to time, upon the request of
      the SPV (or Lime as Construction Manager) made pursuant to a certificate (in the form of Exhibit K hereto) approved by the Independent Engineer and the Lender and delivered to the Disbursement Agent at least five days prior to the proposed disbursement date, the Disbursement Agent shall disburse from the Construction Completion Account the amount set forth in such certificate to pay the cost of completed Punch List Items. Such disbursement shall be made directly to Lime for payment to such Persons as the SPV shall specify in such certificate. Following receipt by the Disbursement Agent of a notice from the SPV that all Punch List Items have been completed and the cost thereof has been paid, the Disbursement Agent shall disburse any remaining balance in the Construction Completion Account and deposit such balance into the Project Revenue Account.

      2.8   Windup Account.

            (a)   Deposits.   The Disbursement Agent shall deposit into the
      Windup Account any of the following amounts received from any
      Person:

                  (i) Casualty Proceeds (less the actual costs, fees and expenses incurred in the collection thereof as certified in a certificate executed by the SPV or Lime) received as a result of the occurrence of a Total Loss; and

                  (ii) all amounts received as a result of the exercise of any remedy under any Transaction Document.

            (b)  Disbursements.

                  (i) Any provision of this Agreement to the contrary notwithstanding (subject, however, to the proviso set forth below), upon receipt of a certificate (in the form of Exhibit L hereto) executed by the Collateral Agent stating that a Windup Event has occurred and is continuing and specifying the nature of same, the Disbursement Agent shall not make any further transfers pursuant to any Section of this Agreement other than this Section 2.8 and shall transfer to the Windup Account
            (x) all amounts then on deposit in all other Accounts and (y) all
                                      -12-
             Project Revenues and other amounts then held or subsequently received by the Disbursement Agent which would otherwise have been deposited in any Account. On the date or dates specified in such certificate or in a subsequent certificate executed by the Collateral Agent, the Disbursement Agent shall make disbursements from the Windup Account in the following order of priority (so that, if there shall be insufficient funds to make all such payments, no payment set forth below shall be made until all amounts owing in respect of all payments with a higher priority shall have been paid in full):

                        (A)   First, to the payment of the costs and
                  expenses of foreclosure or suit, if any, and of the sale of the Collateral, and all proper expenses, liability and advances, including reasonable legal expenses and attorneys' fees, incurred or made by the Collateral Agent and the Disbursement Agent, and all taxes, assessments or Liens superior to the Lien of the Collateral Agent on the Collateral, except any taxes, assessments or other superior Lien subject to which said sale may have been made;

                        (B) Second, to the payment of all reasonable expenses, liabilities and advances, including reasonable legal expenses and attorneys' fees, incurred or made by the Holders;

                        (C) Third, to the payment of the accrued and unpaid interest on the Notes then outstanding, and, in case such proceeds shall be insufficient to pay in full such amounts, then ratably to each Holder according to the aggregate principal amount of Notes held by each;

                        (D) Fourth, to the payment of the unpaid principal amount of the Notes then outstanding and, in case such proceeds shall be insufficient to pay in full the entire principal amount so unpaid, then ratably to each Holder according to the aggregate principal amount of Notes held by each;

                        (E) Fifth, to the payment of the Make-Whole Amount, if any, then unpaid with respect to the outstanding Notes and, in case such proceeds shall be insufficient to pay in full such amounts, then ratably to each Holder according to the principal amount of Notes held by each;

                        (F) Sixth, to the payment of all other amounts owed with respect to the Notes and the other Secured Obligations and, in case such proceeds shall be insufficient to pay in full such amounts, then ratably to each holder thereof; and

                        (G) Seventh, to Lime or to whomever else may be entitled thereto pursuant to the Transaction Documents or applicable law.

                  (ii) As used herein, "Windup Event" means the occurrence of any of the following events:
                                      -13-
                        (A)   the occurrence of a Total Loss; or

                        (B) the acceleration of the principal balance of the Notes.

      2.9   Cure Rights.

      Any payments made to the Disbursement Agent by any Person exercising any cure right pursuant to Article 6 of the Intercreditor Agreement shall be deposited into the Account designated by such Person in a notice accompanying such payment and shall be applied as herein provided. If no Account shall be designated, such amount shall be deposited into the Project Revenue Account and applied as herein provided.

      2.10  Permitted Investments.

      The Disbursement Agent shall invest any cash held in any Account from time to time in Permitted Investments. All such investments shall be made so as to mature on or prior to the date or dates on which the Disbursement Agent anticipates that funds therein will be required for disbursements to be made hereunder (but the Disbursement Agent shall use its best efforts to invest in Permitted Investments with the longest available maturity consistent with such requirement). Any income or gain realized as a result of any such investment shall be held as part of the applicable Account and reinvested as provided in this Agreement until disbursed in compliance with this Section 2. For purposes of any income tax payable on account of any such income or gain, such income or gain shall be for the account of the SPV. The Disbursement Agent shall have no liability for any loss resulting from any such investment other than by reason of its wilful misconduct or gross negligence. Any such investment may be liquidated by the Disbursement Agent, in a manner intended to minimize any loss of principal prior to maturity, whenever necessary to make any deposit, distribution or transfer required by this Agreement. The Disbursement Agent shall not be liable to any Person for any investment loss resulting from any such liquidation of investments.


      3.1   Appointment of Disbursement Agent; Powers and Immunities.

            (a) Appointment of Disbursement Agent. The Collateral Agent, on behalf of the Lender, hereby irrevocably appoints and authorizes the Disbursement Agent to act as its agent hereunder, with such powers as are expressly delegated to the Disbursement Agent by the terms of this Agreement and such other powers as are reasonably incidental thereto; and the SPV consents to such appointment.

            (b)   Duties and Responsibilities.  The Disbursement Agent
      shall not have any duties or responsibilities except those expressly set forth in this Agreement. Without limiting the generality of the foregoing, prior to satisfaction in full of the Secured Obligations, the Disbursement Agent shall take all actions as the Collateral Agent shall direct it in writing to perform in accordance with the provisions of this Agreement. The Disbursement Agent shall not take any actions hereunder except in accordance with such instructions and shall be fully protected in acting, or in refraining from acting, hereunder in accordance with such instructions. Notwithstanding anything to the contrary contained
                                      -14-
      herein, the Disbursement Agent shall not be required to take any action which is contrary to this Agreement or applicable law or which in its reasonable judgment would involve it in expense or liability unless it has been furnished with adequate indemnity to its reasonable satisfaction against such expense or liability. The Disbursement Agent shall not have any duties or responsibilities except those expressly set forth herein and those necessarily incidental thereto, and no implied covenants, functions, responsibilities or duties on the part of the Disbursement Agent shall be read into this Agreement or shall otherwise exist against the Disbursement Agent.

            (c) Disclaimer of Representations, etc. by Other Persons. Neither the Disbursement Agent nor any of its Affiliates shall be responsible to any Person for any recitals, statements, representations or warranties made by any other Person contained in this Agreement or any other Transaction Document or in any certificate or other document referred to or provided for herein or therein, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or any other document referred to or provided for herein or therein, or for any failure by the SPV or the Collateral Agent, to perform their respective obligations hereunder or thereunder. Except as expressly stated in the Transaction
      Documents, the Disbursement Agent shall not be required to ascertain or inquire as to the performance by the SPV or the Collateral Agent of any of their respective obligations under this Agreement, any other Transaction Document, or any other document or agreement contemplated hereby or thereby. The Disbursement Agent shall not be
      (i) required to initiate or conduct any litigation or collection proceeding hereunder or under any other Transaction Document or (ii) responsible for any action taken or omitted to be taken by it hereunder or in connection herewith or therewith, except for its own gross negligence or wilful misconduct.

            (d) Consultation with Experts, Obtaining Instructions, etc. Whenever in the administration of this Agreement the Disbursement Agent shall deem it necessary or desirable that a factual matter be proved or established in connection with the Disbursement Agent's taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a certificate of the SPV, the Collateral Agent or the Lender required to be delivered pursuant to the provisions hereof. The Disbursement Agent may consult with counsel, accountants or other experts, and any opinion of such counsel, accountants or other experts shall be full authorization and protection in respect of any action taken, suffered or omitted by the Disbursement Agent under this Agreement in accordance therewith. The Disbursement Agent shall have the right at any time to seek instructions concerning the administration of this Agreement from any court of competent jurisdiction, or, prior to satisfaction in full of the Secured Obligations, from the Collateral Agent. The Disbursement Agent shall provide a copy of any certificate received pursuant to this Section to the SPV, and shall inform the SPV in the event that it consults with, or seeks the opinion of, any counsel, accountant, or other expert, or seeks instructions from any court. The Disbursement Agent may execute any of its duties hereunder through agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
                                      -15-
      3.2   Reliance by Disbursement Agent.

      The Disbursement Agent shall be entitled to rely upon any signature, certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons so long as the Disbursement Agent confirms receipt of such certificate, notice or other document by delivery of a written acknowledgment to the sender prior to taking action in reliance thereon. The Disbursement Agent shall also be entitled to rely upon advice of legal counsel, independent accountants and other experts selected by the Disbursement Agent, and shall have no liability for its actions taken in reliance thereon, unless due to the Disbursement Agent's wilful misconduct or gross negligence.

      3.3   Court Orders.

            (a)   Retention of Funds Pending Resolution of Uncertainties,
      Disputes, etc.    In the event of any uncertainty on the part of the
      Disbursement Agent, or any dispute, as to any amount to be transferred or paid pursuant to this Agreement, the Disbursement
      Agent is authorized and directed to retain in its possession the amount in question until such uncertainty or dispute shall have been resolved or settled or until it has been provided appropriate indemnification, in either case to its satisfaction. The Disbursement Agent shall not be liable to any Person on account of its exercise, in good faith, of its rights under this Section 3.3(a).

            (b) Compliance with Orders. The Disbursement Agent is hereby authorized and directed to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by the Disbursement Agent. The Disbursement Agent shall not be liable to any of the parties hereto or the Lender by reason of the Disbursement Agent's compliance with such writs, orders, judgments or decrees, notwithstanding that such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

      3.4   Resignation or Removal of Disbursement Agent.

      Subject to the appointment and acceptance of a successor
Disbursement Agent as provided below, the Disbursement Agent may resign at any time by giving notice thereof to all other parties hereto, and the Disbursement Agent may be removed at any time with or without cause by the Collateral Agent, at any time prior to satisfaction in full of the Secured Obligations. Upon any such resignation or removal, the Collateral Agent shall have the right to appoint a successor Disbursement Agent. If no successor Disbursement Agent shall have been appointed and shall have accepted such appointment within sixty (60) days after the retiring Disbursement Agent's giving of notice of resignation or the removal of the retiring Disbursement Agent, then the retiring Disbursement Agent may apply to any court of competent jurisdiction for the appointment of a successor; provided that any Disbursement Agent so appointed shall immediately and without further act be superseded by a Disbursement Agent appointed by the Collateral Agent. Upon the execution and delivery of an instrument accepting its appointment as Disbursement Agent hereunder by the successor Disbursement Agent, (a) without further act, deed or conveyance, such successor Disbursement Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, obligations and duties of the retiring
                                      -16-
Disbursement Agent, and the retiring Disbursement Agent shall be discharged from its duties and obligations hereunder and (b) the retiring Disbursement Agent shall promptly transfer all Accounts within its possession or control to the possession or control of the successor Disbursement Agent and shall execute and deliver such notices, instructions and assignments as may be necessary or desirable to transfer more fully and certainly the rights, powers, privileges, obligations and duties of the Disbursement Agent with respect to the Accounts to the successor Disbursement Agent. After the retiring Disbursement Agent's resignation or removal hereunder as Disbursement Agent, the provisions of this Section 3 and of Section 4 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Disbursement Agent.

4.    EXPENSES AND FEES

      4.1   Expenses.

      The SPV agrees to pay or reimburse on demand all reasonable and documented out-of-pocket expenses of the Disbursement Agent (including reasonable expenses for legal services of every kind) in respect of, or incident to, the preparation, execution and delivery of this Agreement, the administration of this Agreement and the Accounts, the enforcement of any of the provisions of this Agreement or in connection with any amendment, waiver or consent relating to this Agreement.

      The Disbursement Agent shall not have any recourse to the Collateral Agent, the Lender or the Collateral for amounts in payment of compensation, reimbursement or indemnification hereunder. If the Disbursement Agent incurs expenses or renders services following the filing of a case in bankruptcy with respect to the SPV, such expenses and the compensation for such services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

      4.2   Fees.

      The SPV agrees to pay the Disbursement Agent such fees and expenses as shall have been separately agreed upon prior to the consummation of the transactions contemplated hereby.

5.    DEFINITIONS

      As set forth in the recitals hereto, the capitalized terms shall have the respective meanings set forth in Annex A to the Note Purchase
Agreement and the rules of usage set forth in said Annex A shall apply hereto. In addition, the following terms shall have the following meanings:

      "Additional Reserve Certificate" shall have the meaning ascribed thereto in Section 2.4(a) hereof.

      "Additional Reserve Disbursement Certificate" shall have the meaning ascribed thereto in Section 2.4(b)(ii) hereof.

      "Agreement, this" shall have the meaning ascribed thereto in the first recital hereof.
                                      -17-
      "Casualty Proceeds" shall have the meaning ascribed thereto in Section 2.6(a) hereof.

      "Debt Service Coverage Ratio" shall have the meaning ascribed thereto in Section 2.4(b)(iii)(B) hereof

      "Debt Service Shortfall" shall have the meaning ascribed thereto in
Section 2.3(b)(ii) hereof.

      "Excess Cash Flow" shall have the meaning ascribed thereto in Section 2.3(c)(i) hereof.

      "Holder" shall have the meaning ascribed thereto in the third recital hereto.

      "One Year's Debt Service" shall have the meaning ascribed thereto in
Section 2.3(c)(ii) hereof.

      "Projected Debt Service Coverage Ratio" shall have the meaning ascribed thereto in Section 2.4(b)(iii)(A) hereof.

      "Substitute OPCO Revenues" shall have the meaning ascribed thereto in
Section 2.3(c)(iii) hereof.

      "Windup Event" shall have the meaning ascribed thereto in Section 2.8(b)(ii) hereof.

6.    MISCELLANEOUS

      6.1   Delivery of Budget.

      The SPV shall deliver to the Disbursement Agent (a) not later than the first day of each Contract Year (or such later time as a Draft Project Budget shall have been approved in accordance with Section 1.4 of the
MCFA), a copy of the Project Budget prepared by the Operator in respect of such Fiscal Year and (b) not later than July 30th of each year (or such later time as a proposed Extended Budget shall have been approved in accordance with Section 1.4 of the MCFA), a copy of the Extended Budget for the period of 12 consecutive months ending on June 30th of the following year.

      6.2   Action by Disbursement Agent.

      Notwithstanding any provisions to the contrary in this Agreement, if any disbursement, deposit or payment of any funds by the Disbursement Agent, or any other action to be taken by the Disbursement Agent under this Agreement, is to be made or taken on a day other than a Business Day, such disbursement, deposit or payment shall be made or taken on the next succeeding Business Day.
                                      -18-
      6.3   Books of Account; Statements.

            (a) Books of Account. The Disbursement Agent shall maintain books of account on a cash basis and record therein all deposits into and transfers from the Accounts, and all investment transactions effected by the Disbursement Agent pursuant to this Agreement, all in accordance with its customary practices and procedures. The Disbursement Agent shall make such books of account available during normal business hours for inspection and audit by the SPV, the Collateral Agent or the Lender.

            (b) Statements. The Disbursement Agent shall deliver monthly to the Collateral Agent, the Lender and the SPV a statement setting forth the transactions in each Account during the preceding month and specifying the Project Revenues, investments, securities and other amounts held on deposit in each Account at the close of business on the Business Day as of which the statement is prepared. The Disbursement Agent shall also deliver to each of such Persons a similar statement as of the end of and for each Contract Year and the first six months in each Contract Year.

      6.4   Amendments; Etc.

      No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each party hereto.

      6.5   Addresses for Notices.

      All notices and communications to be given pursuant to this Agreement shall be in writing and shall be given in the manner and with the effect set forth in Section 17.1 of the Note Purchase Agreement.

      6.6   Governing Law; Terms.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE-OF-LAW AND CONFLICTS-OF-LAW RULES); PROVIDED, HOWEVER, THAT SO LONG AS WILMINGTON TRUST COMPANY SHALL SERVE AS DISBURSEMENT AGENT, THE DUTIES AND LIABILITIES OF THE DISBURSEMENT AGENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

      6.7   Headings.

      Headings used in this Agreement are for convenience of reference only and do not constitute part of this Agreement for any purpose.
                                      -19-
      6.8   Limited Third Party Beneficiaries.

      The agreements of the parties hereto are solely for the benefit of the parties hereto and the Holders, and no other Person shall have any rights hereunder.

      6.9   Satisfaction Requirement.

      If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to any Person, then the determination of such satisfaction shall be made by such Person in its sole and exclusive judgment exercised in good faith.

      6.10  No Waiver.

      No failure on the part of the Disbursement Agent or the Collateral Agent to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Disbursement Agent or the Collateral Agent of any right, power or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

      6.11  Severability.

      Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision or any other provision in any other jurisdiction.

      6.12  Counterparts.

      This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one fully executed counterpart for each party hereto.

      6.13  Successors and Assigns.

      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      6.14  Amounts Available.      In determining the amount available in
any Account at any time, the Disbursement Agent shall treat as cash available the amount that the Disbursement Agent would have received on such day if the Disbursement Agent had liquidated all the securities then on deposit in such Account at then prevailing market prices. The Disbursement Agent will use its best efforts to sell securities in order that actual cash shall be available on each date on which a transfer or payment is to be made pursuant to this Disbursement Agreement.
                                      -20-
      6.15  Change of Accounts.     The Account referred to in Schedule III
hereto may be changed at any time by written notice from the Holders to the Disbursement Agent specifying the new account or accounts to which payments pursuant to Section 2.2(b)(ii)(B) should be made.

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                                      -21-
      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                          DRAVO BLACK RIVER LIMITED
                                          PARTNERSHIP

                                          By:   DBR General Inc.
                                                Its General Partner



                                          By: A. H. TENHUNDFELD, JR.
                                            Name: Albert H. Tenhundfeld, Jr.
                                            Title: Vice President


                                          WILMINGTON TRUST COMPANY, not in its
                                          individual capacity, but solely
                                          as Collateral Agent



                                          By: BRUCE BISSON
                                                Name: Bruce Bisson
                                                Title: Vice President


                                          WILMINGTON TRUST COMPANY, not in its
                                          individual capacity, but solely
                                          as Disbursement Agent



                                          By: JOHN M BESSON, JR.
                                                Name: John M. Besson, Jr.
                                                Title: Vice President
                                      -22,23-